Exhibit 99.1

                  APPLETON REPORTS SECOND QUARTER 2005 RESULTS

    APPLETON, Wis., Aug. 9 /PRNewswire/ -- Appleton today reported net sales for the second quarter ended July 3, 2005, were $262.0 million, a 12 percent increase compared to the same quarter of 2004. All of the Company's business segments reported increased revenue in the second quarter of 2005 compared to the second quarter of 2004.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )

    The Company reported a net loss of $1.0 million for the second quarter of 2005 compared to a net loss of $35.9 million for the same quarter of 2004. Appleton completed a voluntary refinancing of the Company's debt in June 2004. As part of the refinancing, Appleton incurred $30.8 million in debt extinguishment expenses during the second quarter of 2004.

    Prior to the end of the second quarter of 2005, Appleton repaid the outstanding balance on its revolving line of credit and also made a voluntary principal repayment of $8.5 million on its senior term loan.

    Coated Solutions
    In the second quarter 2005, sales revenue for carbonless products, which account for the majority of the Company's coated solutions segment, increased 3 percent compared to the same quarter in 2004. The increase in revenue resulted from increased shipments and increased prices for both its international and domestic roll and sheet products. Carbonless shipments increased 1 percent for the second quarter of 2005 compared to the same quarter for 2004 as a result of stronger than expected North American volume and growth in international markets.

    Thermal and Advanced Technical Products
    Revenue from thermal and advanced technical products increased 20 percent during the second quarter 2005 compared to the same quarter of 2004. Stronger pricing for the Company's point-of-sale, label, tag and ticket products during the second quarter 2005 contributed to the revenue gain. Shipments for the quarter were higher compared to the second quarter of 2004.

    Security Products
    Revenue from U.S.-based security products rose 28 percent during the second quarter of 2005 compared to the same quarter of 2004. Revenue from the Company's BemroseBooth operations in the United Kingdom increased by 9 percent for the second quarter of 2005 compared to the same quarter of 2004 due to increased sales to several key accounts.

    Performance Packaging
    Revenue from Appleton's performance packaging companies grew 95 percent in the second quarter of 2005 compared to the second quarter of 2004, due primarily to the January 2005 acquisition of New England Extrusion, Inc. Net sales for the second quarter of 2005 excluding the New England Extrusion acquisition were slightly below the same quarter in 2004 due to a softness in portions of the converter marketplace.

    Earnings release conference call
    Appleton will host a conference call to discuss its second quarter 2005 results Wednesday, August 10 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors.

    A replay will be available through the end of August.

    About Appleton
    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,400 people, and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements
    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2004 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

    Table 1

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                                     For the         For the
                                                   Three Months   Three Months
                                                      Ended           Ended
                                                   July 3, 2005    July 4, 2004
                                                   ------------   -------------
                                                   (unaudited)     (unaudited)
Net sales                                          $    262,002   $     233,590

Cost of sales                                           196,671         176,003

Gross profit                                             65,331          57,587

Selling, general and administrative                      53,175          49,759
Restructuring and other charges                             871             416

Operating income                                         11,285           7,412

Interest expense                                         12,302          12,832
Debt extinguishment expenses                                  -          30,779
Interest income                                            (207)           (245)
Other expense                                               360             754

Loss before income taxes                                 (1,170)        (36,708)
Benefit for income taxes                                   (175)           (835)

Net loss                                           $       (995)  $     (35,873)

Other Financial Data:

Operating income                                   $     11,285   $       7,412
Depreciation and amortization                            20,838          19,770

    Table 2

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                                     For the         For the
                                                    Six Months      Six Months
                                                       Ended          Ended
                                                   July 3, 2005    July 4, 2004
                                                   ------------   -------------
                                                    (unaudited)    (unaudited)

Net sales                                          $    515,010   $     484,172

Cost of sales                                           387,520         358,425

Gross profit                                            127,490         125,747

Selling, general and administrative                     104,611          99,627
Restructuring and other charges                           4,352             829

Operating income                                         18,527          25,291

Interest expense                                         24,558          26,538
Debt extinguishment expenses                                  -          30,779
Interest income                                            (417)         (1,447)
Other expense                                               605             942

Loss before income taxes                                 (6,219)        (31,521)
Benefit for income taxes                                   (941)         (1,159)

Net loss                                           $     (5,278)  $     (30,362)

Other Financial Data:

Operating income                                   $     18,527   $      25,291
Depreciation and amortization                            40,668          39,724

SOURCE  Appleton
    -0-                             08/09/2005
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.appletonideas.com/investors
                http://www.appletonideas.com /